VALUE EXCHANGE INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2016

	VEII	TSI	Pro Forma Adjustments	VEII Pro Forma
ASSETS
Cash and cash equivalents	$448,053	$10,763	$-	$458,816
Accounts receivable, net	451,122	218,048	-	669,170
Amounts due from related parties	760,302	-	(178,285)	582,017
Other receivables and prepayments	108,141	44,697	-	152,838
Inventories	-	15,307	-	15,307
Deposit for acquisition	200,000	-	(200,000)	-
Property, plant and equipment	178,624	94,724	-	273,348
Total assets	$2,146,242	$383,539	$(378,285)	$2,151,496

LIABILITIES AND EQUITY
Accounts payable	$255,854	$7,817	$-	$263,671
Other payables and accrued liabilities	448,227	254,336	-	702,563
Deferred income and Receipt in advance	653,686	20,386	-	674,072
Amounts due to related parties	187,403	221,464	(221,340)	187,527
Loan	-	25,087	-	25,087
Total liabilities	1,545,170	529,090	(221,340)	1,852,920

Shareholders’ equity
Common stock	297	179,160	(179,160)	297
Additional paid-in capital	690,589	-	(20,840)	669,749
Accumulated deficit	(30,977)	(310,701)	-	(341,678)
Accumulated other comprehensive loss	(58,837)	(14,010)	43,055	(29,792)
Total shareholders’ deficit	601,072	(145,551)	(156,945)	298,576
Total liabilities and shareholders’ deficit	$2,146,242	$383,539	$(378,285)	$2,151,496

See accompanying notes to unaudited pro forma condensed combined financial statements.

VALUE EXCHANGE INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2016

	VEII	TSI	Pro Forma Adjustments	VEII Pro Forma
Net Revenues	$3,999,395	$866,936	$-	$4,866,331

Cost of revenue	(2,870,638)	(711,802)	-	(3,582,440)

Gross profit	1,128,757	155,134	-	1,283,891

General and administrative expenses	(1,068,279)	(168,262)	-	(1,236,541)
Foreign exchange gain	3,045	-		3,045

Income (loss) from operations	63,523	(13,128)	-	50,395

Other income (expenses)	25,570	23,058	-	48,628

Income before provision for income taxes	89,093	9,930	-	99,023

Income taxes	(35,204)	(3,629)	-	(38,833)

Net income	53,889	6,301	-	60,190

Other comprehensive loss:
Foreign currency translation loss	(21,892)	(14,010)	43,055	7,153

Comprehensive income / (loss)	$31,997	$(7,709)	$43,055	$67,343

Net loss per share, basic and diluted	$0.00			$0.00
Weighted average number of shares outstanding	29,656,130			29,656,130

See accompanying notes to unaudited pro forma condensed combined financial statements.

VALUE EXCHANGE INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The historical financial information is derived from our historical financial statements and the historical financial statements of TSI. The pro forma adjustments have been prepared as if the acquisition occurred on December 31, 2016, for the balance sheet, and on January 1, 2016, for the statements of operations.

Note 2. Pro Forma Adjustments and Assumptions

(a)

Reflects 100% of the assets, liabilities, income and expenses of TSI.

(b)

Reflects elimination of intercompany balances.

(c)

Peso:USD exchange rates: 49.84

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